Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149858 and No. 333-191855 on Form S-8 and No. 333-164690 and No. 333-216668 on Form S-3 of Hanmi Financial Corporation, of our report dated March 2, 2020 relating to the consolidated financial statements of Hanmi Financial Corporation and subsidiaries, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Los Angeles, California

March 2, 2020